Exhibit (a)(21)

WEB MODELING TOOL

Broadcom’s Option Exchange and Supplemental Option Grant Program was designed to allow each employee to choose whether they wish to exchange any Eligible Options they have for a New Option grant in the future or receive a Supplemental Option grant instead. For many, this choice creates a complex decision, particularly for employees with more than one underwater option grant.

This model provides a tool to help you with your decision-making process. It allows you to enter your option data, make a choice for each option, and see the possible financial outcomes based on future stock price assumptions that you select.

This model allows you to enter up to four option grants (number of options and strike price) and indicate the choice — exchange and receive New Options, or keep your current option and receive a Supplemental Option — for each of the grants.

Remember, if you exchange one or more of your Eligible Options, your New Options will not be granted until on or after the first trading day that is at least six months and one day after the date your tendered options are accepted for exchange and cancelled, but no later than January 31, 2002. In addition, if you tender any of your Eligible Options then:

1) any Supplemental Options you may receive with respect to Eligible Options that you choose not to tender and

2) any Focal Option grant you may receive will not be granted until after the six month waiting period.

The exercise price per share of those options will be the last sale price of our Class A common stock as reported on the NASDAQ National Market on the date of grant. If you do not tender any options for exchange, then your Supplemental Options will be granted promptly after the expiration date of the Offer to Exchange.

To access the Calculator, click on the tab at the top of this page. When you enter your data and click on “calculate and plot” the model will show you 3 different values for each of the stock price points you select:

•	“My Choice” shows the outcome of the actual choices you made on the Calculator data entry page. For example, you may have 2 grants and elected to exchange one grant and receive a Supplemental Option on the other grant.

•	“All Exchange” shows the outcome if you choose to Exchange all of your options

•	“All Supplemental” shows the outcome if you choose to receive Supplemental Options and not exchange any of your existing Eligible Options

REMEMBER: THIS WEBSITE IS FOR ANALYTICAL PURPOSES ONLY. TO EXCHANGE ANY OF YOUR ELIGIBLE OPTIONS YOU MUST SUBMIT THE LETTER OF TRANSMITTAL ACCORDING TO THE REQUIREMENTS INCLUDED IN THE OFFER TO EXCHANGE DATED MAY 24, 2001.

DISCLAIMER: This model is provided to assist Broadcom employees in analyzing whether or not to tender any of their options in the Broadcom Option Exchange and Supplemental Option Grant Program. Broadcom can not guarantee the accuracy of the calculations performed by the model and we urge users to verify the results of all calculations before making any decisions relating to the program. Neither Broadcom nor any of its employees or agents shall be responsible for any errors in calculations provided by the model. We also urge users to carefully read the entire Offer to Exchange and accompanying Letter of Transmittal before making any decisions about whether or not they should tender any of their options. Broadcom does not make any recommendation as to whether users should tender or refrain from tendering their options for exchange. Users must make their own decisions whether or not to tender any of their options taking into account their own personal circumstances and preferences Please send general comments about this application to HR.

Please send web-page related comments to Webmaster.
© 2001 Broadcom Proprietary & Confidential

All Eligible Options that you choose not to tender, or that we do not accept for exchange and cancellation, will remain outstanding, and you will continue to hold these options in accordance with their original terms.

For each of your Eligible Options that you do not want to tender, or that we do not accept for exchange and cancellation, Broadcom will grant you a Supplemental Option, subject to the terms and conditions contained in the Offer to Exchange dated May 24, 2001.

The number of shares purchasable under each Supplemental Option will be equal to a specified percentage of the number of shares currently outstanding under each Eligible Option that is not exchanged. The applicable percentage for each Supplemental Option will be based on the exercise price of the Eligible Option according to the following schedule:

A price of at least	But below a price of	Supplemental Option Amount

$200.00	$220.00	50%

$195.00	$200.00	49%

$190.00	$195.00	48%

$185.00	$190.00	47%

$180.00	$185.00	46%

$175.00	$180.00	45%

$170.00	$175.00	44%

$165.00	$170.00	43%

$160.00	$165.00	42%

$155.00	$160.00	41%

$150.00	$155.00	40%

$146.00	$150.00	39%

$142.00	$146.00	38%

$138.00	$142.00	37%

$134.00	$138.00	36%

$130.00	$134.00	35%

$127.00	$130.00	34%

$124.00	$127.00	33%

$121.00	$124.00	32%

$118.00	$121.00	31%

$115.00	$118.00	30%

$112.00	$115.00	29%

$109.00	$112.00	28%

$106.00	$109.00	27%

$103.00	$106.00	26%

$100.00	$103.00	25%

$98.00	$100.00	24%

$96.00	$98.00	23%

$94.00	$96.00	22%

$92.00	$94.00	21%

$90.00	$92.00	20%

$88.00	$90.00	19%

$86.00	$88.00	18%

$84.00	$86.00	17%

A price of at least	But below a price of	Supplemental Option Amount

$82.00	$84.00	16%

$80.00	$82.00	15%

$78.00	$80.00	14%

$76.00	$78.00	13%

$74.00	$76.00	12%

$72.00	$74.00	11%

$70.00	$72.00	10%

$65.00	$70.00	9%

$60.00	$65.00	8%

$55.00	$60.00	7%

$50.00	$55.00	6%

$45.00	$50.00	5%

DISCLAIMER: This model is provided to assist Broadcom employees in analyzing whether or not to tender any of their options in the Broadcom Option Exchange and Supplemental Option Grant Program. Broadcom can not guarantee the accuracy of the calculations performed by the model and we urge users to verify the results of all calculations before making any decisions relating to the program. Neither Broadcom nor any of its employees or agents shall be responsible for any errors in calculations provided by the model. We also urge users to carefully read the entire Offer to Exchange and accompanying Letter of Transmittal before making any decisions about whether or not they should tender any of their options. Broadcom does not make any recommendation as to whether users should tender or refrain from tendering their options for exchange. Users must make their own decisions whether or not to tender any of their options taking into account their own personal circumstances and preferences.

Please send general comments about this application to HR. Please send web-page related comments to Webmaster.

© 2001 Broadcom Proprietary & Confidential

DISCLAIMER: This model is provided to assist Broadcom employees in analyzing whether or not to tender any of their options in the Broadcom Option Exchange and Supplemental Option Grant Program. Broadcom can not guarantee the accuracy of the calculations performed by the model and we urge users to verify the results of all calculations before making any decisions relating to the program. Neither Broadcom nor any of its employees or agents shall be responsible for any errors in calculations provided by the model. We also urge users to carefully read the entire Offer to Exchange and accompanying Letter of Transmittal before making any decisions about whether or not they should tender any of their options. Broadcom does not make any recommendation as to whether users should tender or refrain from tendering their options for exchange. Users must make their own decisions whether or not to tender any of their options taking into account their own personal circumstances and preferences.

Please send general comments about this application to HR. Please send web-page related comments to Webmaster.

© 2001 Broadcom Proprietary & Confidential

DISCLAIMER: This model is provided to assist Broadcom employees in analyzing whether or not to tender any of their options in the Broadcom Option Exchange and Supplemental Option Grant Program. Broadcom can not guarantee the accuracy of the calculations performed by the model and we urge users to verify the results of all calculations before making any decisions relating to the program. Neither Broadcom nor any of its employees or agents shall be responsible for any errors in calculations provided by the model. We also urge users to carefully read the entire Offer to Exchange and accompanying Letter of Transmittal before making any decisions about whether or not they should tender any of their options. Broadcom does not make any recommendation as to whether users should tender or refrain from tendering their options for exchange. Users must make their own decisions whether or not to tender any of their options taking into account their own personal circumstances and preferences.

Please send general comments about this application to HR. Please send web-page related comments to Webmaster.

© 2001 Broadcom Proprietary & Confidential